Exhibit 10.7

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and effective this 16th day of March, 2008, by and between ICOP DIGITAL, INC., a Colorado Corporation (“Company”) and DAVID C. OWEN (“Executive”).

WITNESSETH:

WHEREAS, Company and Executive are parties to that certain Executive Employment Agreement dated on or about August 10, 2006; and

WHEREAS, Company and Executive desire the amendment of certain provisions of the Executive Employment Agreement as restated herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment. Company hereby agrees to employ Executive as its Chairman of the Board of Directors and/or Chief Executive Officer and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company. Executive may elect to relinquish the title and duties of Chief Executive Officer without the termination or modification of his compensation and benefits as provided for herein. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control.

2. Duties of Executive. Subject to the right of Executive to relinquish the duties of the Chief Executive Officer, the duties of Executive while serving as the Chief Executive Officer shall generally include the performance of all of the duties typical of the Chairman of the Board of Directors and/or Chief Executive Officer of a public corporation as further defined in the Bylaws of the Company and such other duties and projects as may be assigned by the Board of Directors of the Company. Executive shall devote a substantial amount of his productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner.

a. Job Title: Chairman of the Board of Directors and/or Chief Executive Officer

b. Accountability/Reporting: Executive shall report to the Board of Directors.

c. Job Description. During the period of his employment hereunder, Executive agrees to serve as Chairman of the Board of Directors and/or Chief Executive Officer of the Company. The Executive shall serve as a full time employee of the Company to perform such duties as the Company may from time to time reasonably direct. During such time as Executive serves as the Chief Executive Officer, the Executive’s responsibilities will include, among other things, (i) developing and assisting in the development of new products and business for the Company, (ii) supervising the preparation and development of budgets for the Company for approval by the Board of Directors, (iii) developing and directing the Company’s finance, marketing, sales and technology areas, and (iv) oversee, supervise and manage all corporate activities.

3. Term. The term of this Agreement shall commence March 16, 2008 and shall terminate on March 15, 2010 or sooner as provided herein (such period, as it may be annually extended, the “Term”). Provided that this Agreement has not previously been terminated as provided for herein, on each anniversary of this Agreement, commencing on March 16 2009, one year shall be added to the Term of Executive’s employment with the Company under this Agreement, so that as of each anniversary of this Agreement the Term of Executive’s employment hereunder shall be two (2) years.

4. Compensation.

a. Base Salary. During the Term of his employment by the Company under this Agreement, Executive shall receive an annual salary of $225,000.00 (“Base Salary”) (less withholding for applicable taxes), payable in accordance with the Company’s payroll procedures for its salaried employees, subject to such increases as may be determined by the Compensation Committee of the Board of Directors of the Company.

b. Bonus. In addition to Base Salary, Executive shall be eligible to receive an annual bonus (the “Bonus”) as determined from time to time by Company’s Compensation Committee of the Board of Directors of Company. The Corporation agrees to set aside 10% of the after tax profit of the Corporation on an ongoing basis for bonuses to be distributed at the end of each calendar year, 50% to Executive as long as he serves as Chairman of the Board of Directors and/or Chief Executive Officer of the Company and 50% to other officers and employees as recommended by Executive and ratified by the Compensation Committee.

c. Medical Insurance. Company agrees to provide Executive with a medical, hospital and dental plan for Executive in the amount equal to 100% of total premium, as approved by Company, during this Agreement. Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits.

d. Stock Option Plans. Executive shall be entitled to participate in any Stock Option Plan adopted by Company.

e. Automobile. During the Term of Executive’s employment by the Company under this Agreement, the Company shall provide Executive with a Company owned or leased automobile or an equivalent automobile allowance of $850.00 per month with periodic increases at the mutual agreement of the Company and Executive.

f. Vacation. The Executive will be entitled to four (4) weeks paid vacation annually.

g. Benefits. During the Term of Executive’s employment by the Company under this Agreement, Executive also shall be eligible for the benefits offered by the Company from time to time to the Company’s other executive officers (such as group insurance, pension plans, thrift plans, stock purchase plans and the like). Nothing herein shall be construed so as to prevent the Company from modifying or terminating any employee benefit plans or programs it may adopt from time to time, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

h. Additional Potential Compensation. Nothing in this Agreement shall prohibit the Company from awarding additional compensation to Executive if it is determined that such compensation is warranted based on Executive’s performance.

5. Expense Reimbursements. During the Term of Executive’s employment by the Company under this Agreement, the Company shall reimburse Executive for business travel and entertainment expenses reasonably incurred by Executive on behalf of the Company in accordance with the Company’s procedures, as such may exist from time to time.

6. Payments To Executive Upon An Event Of Termination.

a. Event of Termination. Upon the occurrence of an Event of Termination (as herein defined) during the Executive’s term of employment under this Agreement, the provisions of this Section 6 shall apply. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following: (i) the termination by the Company of Executive’s full-time employment hereunder for any reason, including, without limitation, the company’s failure to renew this Agreement, other than a Change in Control (as defined in Section 7.a. hereof), upon Retirement (as defined in Section 8 hereof), death or disability (as defined in Section 8 hereof), or for Cause (as defined in Section 9 hereof); (ii) Executive’s resignation from the company’s employ, upon any (A) failure to elect or reelect or to appoint or reappoint Executive as Chief Executive Officer and/or Chairman of the Board of Directors, (B) unless consented to by the Executive, a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 2, above, (and any such material change shall be deemed a continuing breach of this Agreement), (C) a relocation of Executive’s principal place of employment by more than

Thirty (30) miles from its location at the effective date of this Agreement, or a material reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement or (D) material breach of this Agreement by the Company. Upon the occurrence of any event described in clauses (A), (B), (C) or (D), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice given within a reasonable period of time not to exceed, except in case of a continuing breach, six (6) calendar months after the event giving rise to said right to elect.

b. Severance Payment. Subject to Section 9 hereof, upon the occurrence of an Event of Termination, the Company shall be obligated to pay Executive, or, as severance pay or liquidated damages, or both, an amount equal to the sum of (i) twenty-four (24) months of the Executive’s Base Salary at the time of the occurrence of the Event of Termination plus (ii) the average of the Annual Bonus amount for the three (3) prior years (or such lesser time number of years, in the event that the Executive has been employed by the Company for less than three (3) years). At the election of the Executive such payment shall be made in a lump sum or in twelve (12) equal monthly installments during the twelve (12) months following Executive’s termination.

c. Continuation of Benefits. Upon the occurrence of an Event of Termination, the Company will cause to be continued life, medical, dental and disability coverage (to the extent available) substantially identical to the coverage maintained by the Company for Executive prior to his termination for the longer of (i) twenty-four (24) months, or (ii) the Executive reaching the age of necessary to qualify for health insurance benefits under Medicare.

d. Vested Benefits. Upon the occurrence of an Event of Termination, the Executive will be entitled to receive vested benefits due him under or contributed by the Company on his behalf pursuant to any retirement, incentive, profit sharing, bonus, performance, disability (if coverage is available under the company’s current policy) or other employee benefit plans maintained by the Company on the Executive’s behalf to the extent that such benefits are not otherwise paid to Executive under a separate provision of this Agreement.

e. Stock Options. Upon the occurrence of an Event of Termination, any unexercised stock options granted to the Executive shall immediately vest and be immediately exercisable upon the Executive’s receipt of the Notice of Termination relating to such Event of Termination for a period of one hundred twenty (120) days thereafter. These options will be exercisable through the standard means as outlined in the Company’s option plan or through a broker exercise notice at the Executive’s discretion.

7. Change In Control.

a. Change of Control. No benefit shall be payable under this Section 7 unless there shall have been a Change in Control of the Company as set forth below. For purposes of this Agreement, a “Change in Control” of the Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1 (a) of the current report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) if the Company were (or is) required to file reports pursuant to the Exchange Act; or (ii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) individuals who constitute the Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least a majority of the directors comprising the Incumbent Board, shall be, for purposes of this clause (A), considered as though he were a member of the Incumbent Board; or (B) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction occurs in which the company is not the resulting entity; or (C) a proxy statement shall be distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the company with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such a plan or transaction are exchanged for or converted into cash or property or securities not issued by the company shall be distributed; or (D) a tender offer is completed for 20% or more of the voting securities of the Company then outstanding.

b. Termination Following Change of Control. If any of the events described in Section 7.a. hereof constituting a Change in Control have occurred or the Board of Directors has determined that a change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c) through (f) inclusive of this Section 7 upon his subsequent termination of employment at any time during the term of this Agreement (regardless of whether such termination results from his dismissal or his resignation at any time during the term of this Agreement following any demotion, loss of title, office or significant authority or responsibility, reduction in the annual compensation or benefits or relocation of his principal place of employment by more than 30 miles from its location immediately prior to the Change in Control), unless such termination is because of Termination for Cause.

c. Severance Payment. Subject to Section 9 hereof, upon the occurrence of a Change in Control, the Company shall be obligated to pay Executive, or, as severance pay or liquidated damages, or both, an amount equal to the sum of (i) twenty-four (24) months of the Executive’s Base Salary at the time of the occurrence of the Change in Control plus (ii) the average of the Annual Bonus amount for the three (3) prior years (or such lesser time number of years, in the event that the Executive has been employed by the Company for less than three (3) years). At the election of the Executive such payment shall be made in a lump sum or in twelve (12) equal monthly installments during the twelve (12) months following Executive’s termination.

d. Continuation of Benefits. Upon the occurrence of a Change in Control, the Company will cause to be continued life, medical, dental and disability coverage (to the extent available) substantially identical to the coverage maintained by the Company for Executive prior to his termination for the longer of (i) twenty-four (24) months, or (ii) the Executive reaching the age of necessary to qualify for health insurance benefits under Medicare.

e. Vested Benefits. Upon the occurrence of a Change in Control, the Executive will be entitled to receive vested benefits due him under or contributed by the Company on his behalf pursuant to any retirement, incentive, profit sharing, bonus, performance, disability (if coverage is available under the company’s current policy) or other employee benefit plans maintained by the Company on the Executive’s behalf to the extent that such benefits are not otherwise paid to Executive under a separate provision of this Agreement.

f. Stock Options. Upon the occurrence of a Change in Control, any unexercised stock options granted to the Executive shall immediately vest and be immediately exercisable upon the Executive’s receipt of the Notice of Termination relating to such Change in Control for a period of one hundred twenty (120) days thereafter. These options will be exercisable through the standard means as outlined in the Company’s option plan or through a broker exercise notice at the Executive’s discretion.

8. Termination Upon Retirement, Death, And Disability.

a. Retirement. Termination by the Company of the Executive based on “Retirement” shall mean termination in accordance with the Company’s retirement policy or in accordance with any retirement arrangement established with Executive’s consent. The Company will cause to be continued life, medical, dental and disability coverage (to the extent available) substantially identical to the coverage maintained by the Company for Executive prior to his termination for the longer of (i) twenty-four (24) months, or (ii) the Executive reaching the age necessary to qualify for health insurance benefits under Medicare. Further, upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Company and other plans to which Executive is a party.

b. Death. This Agreement shall automatically terminate upon the death of the Executive. If terminated because of death as a minimum the rights granted in section 6.d. and 6.e. will be immediately available for Executives beneficiary.

c. Disability. If the Executive is Disabled (as defined below) for a continuous period of six (6) months, the Company may terminate this Agreement upon written notice to the Executive. If the Company terminates the Executive due to the

Disability of the Executive, the Company shall continue life, medical, dental and disability coverage (to the extent available) substantially identical to the coverage maintained by the Company for Executive prior to his termination for the longer of (i) twenty-four (24) months, or (ii) the Executive reaching the age of necessary to qualify for health insurance benefits under Medicare. The Executive, for purposes thereof, shall be deemed to be “Disabled” when, as a result of bodily injury or disease or mental disorder he is so disabled that he is prevented from performing the principal duties of his employment and is under the regular care of a currently licensed physician or surgeon for such bodily injury, disease or mental disorder.

9. Termination for Cause. Executive’s employment by the Company under this Agreement may be terminated for Cause. For purposes of this Agreement, “Cause” is defined as the occurrence of any one or more of the following events during the term of this Agreement:

a.	Conviction of a felony or offense involving moral turpitude under federal, state or local laws or ordinances which offends against decency or morality.

b.	Drunkenness and/or habitual drug use which materially inhibits Executive’s performance of his duties under this Agreement.

c.	Failure to cure a material breach of this Agreement following not less than Twenty (20) days notice and reasonable opportunity to cure such failure or breach.

d.	Willful and continued failure by Executive to perform substantially his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness). For purposes of this Agreement, no act, or failure to act, on the part of Executive shall be considered “willful” unless such act was committed, or such failure to act occurred, in bad faith and without reasonable belief that Executive’s act or failure to act was in the best interests of the Company.

e.	Theft, embezzlement or willful destruction involving Company property or Company funds.

f.	Violation by Executive of the Noncompetion provisions contained in Section 11.b.

g.	Violation of the Company’s sexual harassment policy.

10. Termination Procedure.

a. Notice of Termination. Any termination of the Company’s employment of Executive, either by the Company or by Executive (other than termination pursuant to Section 8.a. or b. hereof), shall be communicated by written Notice of Termination to the other party hereto in accordance with this Section. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall, where applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive under the provisions so indicated.

b. Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment by the Company is terminated by Executive’s resignation, retirement or other voluntary departure, the date of such event, (ii) if Executive’s employment by the Company is terminated by his death, the date of death, (iii) if Executive’s employment by the Company is terminated pursuant to Section 8.c. hereof, thirty (30) days after Notice of Termination is given (provided that Executive shall not have again become available for service to the Company on a regular basis during such thirty (30) day period), (iv) if Executive’s employment by the Company is terminated for Cause, the date specified in the Notice of Termination, and (v) if Executive’s employment by the Company is terminated for any other reason, the date on which a Notice of Termination is given.

11. Confidential Information; Noncompetition; Nonsolicitation; Nondisparagement.

a. Confidential Information. Except as may be required or appropriate in connection with her carrying out her duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Executive shall cooperate with the Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform her duties hereunder, any trade secrets, confidential information, knowledge or data relating to the Company, its affiliates or any businesses or investments of the Company or its affiliates, obtained by the Executive during the Executive’s employment by the Company that is not generally available public knowledge (other than by acts by the Executive in violation of this Agreement).

b. Noncompetition. During the Employment Period and until the thirty-six (36) month anniversary of the Executive’s Date of Termination if the Executive’s employment is terminated by the Company for Cause or the Executive terminates employment without Good Reason, the Executive shall not engage in or become associated with any Competitive Activity. For purposes of this Section 11(b), a “Competitive Activity” shall mean any business or other endeavor that engages in any country in which the Company has significant business operations to a significant degree in a business that directly competes with all or any substantial part of any of the Company’s businesses of (i) designing, developing, licensing, promoting and selling digital video recording and surveillance products for law enforcement, military, homeland security and other surveillance uses, and (iv) any other business in which the Company is engaged during the term of this Agreement (the “Businesses”). The Executive shall be considered to have become “associated with a Competitive Activity” if she becomes involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Executive’s personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity and her involvement relates to a significant extent to the Competitive Activity of such entity; provided, however, that the Executive shall not be prohibited from (a) owning less than one percent (1%) of any publicly traded corporation, whether or not such corporation is in competition with the Company or (b) serving as a director of a corporation or other entity the primary business of which is not a Competitive Activity. If, at any time, the provisions of this Section 11(b) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 11(b) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 11(b) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

c. Nonsolicitation. During the Employment Period, and for 24 months after the Executive’s Date of Termination if the Executive’s employment is terminated by the Company for Cause or the Executive terminates employment without Good Reason, the Executive will not, directly or indirectly, (1) solicit for employment by other than the Company any person (other than any personal secretary or assistant hired to work directly for the Executive) employed by the Company or its affiliated companies as of the Date of Termination, (2) solicit for employment by other than the Company any person known by the Executive (after reasonable inquiry) to be employed at the time by the Company or its affiliated companies as of the date of the solicitation or (3) solicit any customer or other person with a business relationship with the Company or any of its affiliated companies to terminate, curtail or otherwise limit such business relationship.

d. Injunctive Relief. In the event of a breach or threatened breach of this Section 11, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

12. Indemnification.

a. General. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Executive is or was a director or officer of the Company, or any successor or predecessor to the Company or any of their affiliates or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of her heirs, executors and administrators.

b. Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

c. Enforcement. If a claim or request under this Section 12 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Kansas law.

d. Partial Indemnification. If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which the Executive is entitled.

e. Advance of Expenses. Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such Expenses, but only in the event that the Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Executive is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

f. Notice of Claim. The Executive shall give to the Company notice of any claim made against her for which indemnification will or could be sought under this Agreement. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive’s power and at such times and places as are convenient for the Executive.

g. Defense of Claim. With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:

(i)	The Company will be entitled to participate therein at its own expense;

(ii)	Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. The Executive also shall have the right to employ her own counsel in such action, suit or proceeding if she reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

(iii)	The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on the Executive without the Executive’s written consent. Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

(iv)	The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 12 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

13. Legal Fees and Expenses. If any contest or dispute shall arise between the Company and the Executive regarding any provision of this Agreement, the Company shall reimburse the Executive for all legal fees and expenses reasonably incurred by the Executive in connection with such contest or dispute, but only if the Executive prevails to a substantial extent with respect to the Executive’s claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives written evidence of such fees and expenses. In addition to the foregoing, the Company shall reimburse the Executive for all reasonable legal fees and expenses incurred in connection with the negotiation and execution of this Agreement.

14. No Duty of Mitigation. The Executive shall not be required to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Executive under this Agreement on account of subsequent employment. Additionally, amounts owed to the Executive under this Agreement shall not be offset by any claims the Company may have against the Executive, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

15. Successors: Binding Agreement.

a. Company Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

b. Executive’s Successors. This Agreement and all rights hereunder shall be binding upon, inure to the benefit of and be enforceable by Executive’s personal or legal representatives and heirs.

16. Notices. All notices, requests, demand or other communications under this Agreement shall be in writing addressed as follows:

If to Company:	ICOP Digital, Inc.
16801 W. 116th Street
Lenexa, KS 66219

If to Executive:	David C. Owen
27085 W. 102nd Street
Olathe, KS 66061

Any such notice, request, demand or other communication shall be effective as of the date of actual delivery thereof. Either party may change such notice address by written notice as provided herein.

17. Severability. If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18. Assignment. This Agreement shall not be assignable by one party without the prior written consent of the other party, except by the Company if it complies with Section 15 above.

19. Headings For Reference Only. The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

20. Governing Law. This agreement shall be governed by the laws of the State of Kansas

21. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

23. Entire Agreement. This Agreement, as amended, set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter including, without limitation, any prior Employment Agreement.

24. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

25. Arbitration. Any legal dispute related to this Agreement and/or any claim related to this Agreement, or breach thereof, shall, in lieu of being submitted to a court of law, be submitted to arbitration in Johnson County, Kansas, in accordance with the applicable dispute resolution procedures of the American Arbitration Association. The award of the arbitrators shall be final and binding upon the parties.

The parties hereto agree that (i) three arbitrators shall be selected pursuant to the rules and procedures of the American Arbitration Association, (ii) at least one arbitrator shall be a licensed attorney, (iii) the arbitrators shall have the power to award injunctive relief or to direct specific performance, (iv) each of the parties, unless otherwise provided by applicable law and procedures, shall bear its own attorneys’ fees, costs and expenses and an equal share of the arbitrators’ and administrative fees of arbitration, and (v) the arbitrators shall award to the prevailing party a sum equal to that party’s share of the arbitrators’ and administrative fees of arbitration.

Nothing in this section shall be construed as providing Executive a cause of action, remedy or procedure that Executive would not otherwise have under this Agreement or the law. Executive understands that in signing this Agreement he is waiving any right that he may have to a jury trial or a court trial of any legal dispute or claim as set forth above.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Executive Employment Agreement effective as of the day and year first above written.

Company:

ICOP DIGITAL, INC.,
a Colorado Corporation

ROGER MASON,
Chairman of Compensation Committee

Executive:

DAVID C. OWEN

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